Exhibit 99.1

ADOMANI® Reports Second Quarter 2020 Results

CORONA, CA / ACCESSWIRE / August 13, 2020 / ADOMANI, Inc. (OTCQB: ADOM), a provider of new zero-emission, purpose-built vehicles and drivetrain solutions, today announced its results for the second quarter ended June 30, 2020.

Quarterly and Recent Developments

•

Sold an all-electric, zero-emission logistics van to SnowCap Community Charities in Fairview, Oregon in June. The EV van will be used to deliver food and collect donations to benefit residents in the SnowCap service area.

•

Received a purchase order from the City of Palmdale, California in June for one all-electric, zero-emission logistics van. The van was delivered in July. The EV van will be in service for the South Antelope Valley Emergency Services (SAVES) program that is dedicated to alleviating hunger among very low and extremely low-income residents of the SAVES service area in a number of south Antelope Valley communities.

•

In August, we received final approval as a dealer for our products in the New York Truck Voucher Incentive Program (“NYTVIP”), which funds up to $100,000 per vehicle. We also shortly expect to be approved in the New York City Clean Trucks Program, which requires being approved for NYTVIP.

•

In June, we announced our membership in the National Zero-Emission Truck (ZET) Coalition, a CALSTART-organized and diverse group of stakeholders across the clean commercial vehicle supply chain advocating for federal investments in commercial zero-emission vehicle infrastructures.

•

We applaud the California Air Resources Board’s (“CARB”) first-in-the-world rule requiring truck manufacturers to transition from diesel trucks and cargo vans to electric zero-emission vehicles beginning in 2024.

Exhibit 99.1

•

Continued to respond and adapt to many legal and regulatory changes resulting from the ongoing COVID-19 pandemic, such as shelter-in-place orders, travel, social distancing and quarantine policies, boycotts, curtailment of trade, and other business restrictions affecting our ability to assemble and sell our products, and provide our services.

•

Received an Economic Injury Disaster Loan and a Paycheck Protection Program loan in May under the Small Business Association loan programs authorized by the Coronavirus Aid, Relief, and Economic Security Act due to the impact of the COVID-19 pandemic on our business.

•	Backlog at June 30, 2020 was $3.0 million.

•

Continued to work, in connection with an experienced lobbyist hired by us to supplement our efforts, with CARB’s Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”) and other state agencies to resolve the egregious administrative delays and the resulting lack of access to HVIP funds that have to-date prevented us from not only delivering available vehicle inventory to customers with purchase orders, but have also impaired our ability to obtain new orders. In particular, such administrative delays caused the HVIP certification for our trucks and vans to take eight months instead of the usual eight weeks. As a result, we did not receive HVIP certification until October 23, 2019, which was eight days after the deadline for us to submit voucher requests under the program in 2019, thereby denying us and our customers access to such funds until additional amounts are made available under the program, which additional funding is currently not expected to occur until late this year.

•

Following the relaxation of applicable state and local COVID-19 restrictions, resumed showcasing our all-electric commercial trucks and vans in ride-and-drive events, including also introducing them to a number of private fleet operators in the delivery and trucking industry.

Exhibit 99.1

•

Signed a Letter of Intent (“LOI”) in April to purchase 120 FireFly ESV vehicles from Massachusetts-based ev Transportation Services, Inc (“evTS”), beginning late summer 2020, subject to the parties entering into related definitive agreements and certain other contingencies contemplated by the LOI. Pursuant to the LOI, we intend to discuss a potential business arrangement with evTS, whereby we would serve as a distributor in California for their current and future all-electric vehicle offerings, including the FireFly ESV and other vehicles as they are developed. In addition, it is contemplated by the LOI that evTS will discuss entering into a contract with us to perform final assembly, testing and warranty servicing of its vehicles.

•

We continue to be excited about a number of new international opportunities that we learned about in 2019 in Ukraine, Mexico, South America and a number of other countries and have been investigating them diligently. However, progress on all these opportunities has been significantly slowed down by the COVID-19 virus impacts in these countries as well. While we remain confident that a number of them may develop into projects, we continue to work through the laborious process as of the date of this release.

•

Our e-trike activity in the Philippines has also been severely impacted by COVID-19 restrictions affecting our supply chain, our manufacturing activity, and our ability to travel to the island on which our initial 10 e-trikes were placed in service. Significant damage to the island’s economy has occurred as a result of travel restrictions slowing tourism to a halt.

Jim Reynolds, CEO of ADOMANI, commented, “The COVID-19 virus impact on our business has been significant. We support the government’s efforts to slow the spread of the virus while medical researchers try to create a vaccine, and we hope the relaxation of some of the restrictions happen soon, but that is out of our control. We remain convinced, however, that our biggest obstacle to success has been and remains the temporary inability for ADOMANI, a licensed California dealer for EV products and HVIP-certified since late October 2019, and our customers to access HVIP funding as a result of what we believe were serious administrative missteps by CARB and HVIP in 2019 that have made it impossible for us to deliver product that we have had since late 2019 to customers

Exhibit 99.1

whose orders constitute the bulk of our backlog. We continue to believe that if those issues can be addressed and funds made available to us and our customers, we will benefit in 2020 and 2021 from additional diversification of both our customer base and our product offerings. We believe that our efforts, including our engagement of an experienced California lobbying firm, are making progress toward freeing up some HVIP funds for us and any other companies in a similar situation. However, access to the HVIP funds may not be made available to us and others until ‘late 2020,’ per the HVIP website.

We also believe that access to HVIP funding would result in a significant increase in orders and backlog once the many interested parties we have demonstrated our electric vehicles to know they can benefit from the buy-down funds. Additional incentive funds that we expect will also be available in 2020 and will spur demand for electric vehicles include, among other potential available incentives, California Energy Commission funding for zero-emission all-electric vehicles; additional grant funding available from states such as Michigan, Indiana, Florida, and New York, through the NYTVIP and New York City’s Clean Trucks Program; programs for electric infrastructure from utilities in California and a number of other states; as well as the release of millions from available Volkswagen settlement funding, which we believe will allow us to accelerate accepting orders for our new trucks, cargo vans and chassis, with deliveries potentially starting as early as the fourth quarter 2020.

We continue to believe that, if we are able to free up HVIP, NYTVIP and other funding, resume our sales and marketing efforts that have been severely curtailed by the COVID-19 virus restrictions, and effectively execute our revised, more conservative business plan and capitalize on the opportunities that are presented to us, we will be profitable, hopefully by mid-2021.”

Second Quarter 2020 Financial Results

Sales, severely impacted by the HVIP-created administrative delays and subsequent denying us access to funding, were approximately $130,000 and $413,000 for the three and six months ended June 30, 2020, respectively, compared to $4.4 million and $4.8 million for the three and six months ended June 30, 2019, respectively.

Exhibit 99.1

Cost of sales were approximately $83,000 and $163,000 for the three and six months ended June 30, 2020, respectively, compared to $4.1 million and $4.5 million for the three and six months ended June 30, 2019, respectively.

General and administrative expenses for the three months ended June 30, 2020 were approximately $1.1 million, compared to approximately $1.5 million for the corresponding three-month period of 2019, a decrease of $400,000, which was primarily related to a $229,000 decrease in non-cash stock-based compensation expense in the current year period and to decreases in legal and investor relations expenses. The second quarter 2020 general and administrative expenses include approximately $158,000 in non-cash charges, including $100,000 in bad debt expense and $46,000 in stock-based compensation expense.

General and administrative expenses for the six months ended June 30, 2020 were approximately $2.5 million, compared to approximately $2.9 million for the corresponding six-month period of 2019, a decrease of $400,000, which was primarily related to a $282,000 decrease in non-cash stock-based compensation expense in the current year period and to decreases in investor relations expenses. The six month 2020 general and administrative expenses include approximately $370,000 in non-cash charges, including $246,000 in stock-based compensation expense and $100,000 in bad debt expense.

Consulting expenses were $58,000 and $102,000 for the three and six months ended June 30, 2020, respectively, as compared to $77,000 and $154,000, respectively, for the corresponding periods in 2019, which decreases were primarily a result of the absence of grant application and tax credit consulting expenses incurred in 2019 that were not incurred in 2020. Consulting expenses include non-cash charges of approximately $26,000 and $41,000 for the three and six months ended June 30, 2020, respectively.

Research and development expenses were $0 for both the three and six months ended June 30, 2020, respectively, as compared to $103,000 and $148,000, respectively, for the corresponding periods in 2019, which decreases were primarily attributable to certain supply chain expenditures made for research and development activity in 2019.

Exhibit 99.1

Total net operating expenses were approximately $1.2 million and $2.6 million for the three and six months ended June 30, 2020, respectively, as compared to approximately $1.6 million and $3.2 million, respectively, for the corresponding periods in 2019. The decreases of $400,000 and $600,000, respectively, in the current year periods compared to the prior year periods were primarily due to the expense reductions discussed above.

Net loss for the three months ended June 30, 20, was approximately $1.1 million, as compared to a net loss of approximately $1.3 million for the three months ended June 30, 2019, a decrease of approximately $200,000 for the reasons described above.. The total non-cash expenses included in the net loss for the three months ended June 30, 2020 and 2019, were approximately $184,000 and $301,000, respectively.

Net loss for the six months ended June 30, 2020, was approximately $2.4 million, as compared to a net loss of approximately $2.7 million for the six months ended June 30, 2019, a decrease of approximately $300,000 million for the reasons described above.. The total non-cash expenses included in the net loss for the six months ended June 30, 2020 and 2019, were approximately $411,000 and $576,000, respectively.

As of June 30, 2020, the Company had cash, cash equivalents, and short-term investments of approximately $884,000 and debt of $412,000, as compared to $7.2 million of cash, cash equivalents and short-term investments and debt of $5.8 million as of June 30, 2019. Working capital at June 30, 2020 was $893,000 as compared to $2.7 million at June 30, 2019.

About ADOMANI®

ADOMANI, Inc. is a provider of new zero-emission electric vehicles and is a provider of zero-emission electric drivetrain systems for integration in medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI’s zero-emission electric vehicles are focused on reducing the total cost of vehicle ownership and help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price instability and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com

Exhibit 99.1

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in reports filed by ADOMANI with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Exhibit 99.1

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com

Renmark Financial Communications, Inc.

Joshua Lavers

Telephone: (416) 644-2020, ext. 3409 or (514) 939-3989

Email: jlavers@renmarkfinancial.com

SOURCE: ADOMANI, Inc.